Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated this October 29, 2019, is between Pareteum Corporation, a Delaware corporation (the “Company”), and Laura Thomas, a resident of the State of Virginia, having a mailing address of XXX (“Executive”).

WHEREAS, Company desires to retain the services of Executive to serve as Chief Financial Officer; and

WHEREAS, Executive is willing to serve as its Chief Financial Officer upon the terms, and subject to the conditions, of this Agreement; and

NOW, THEREFORE, in consideration of the premises stated above and the mutual covenants contained in this agreement, the parties hereby agree as follows:

1.	Effective Date; Employment; Termination of Employment.

a)	Company shall employ Executive as Chief Financial Officer, and as such, she will report to the CEO of the Company. Executive shall have such duties and responsibilities as are customarily associated with such position and assigned to her by the Board of Directors. Executive shall at all times report to and be managed under the direction of the CEO. The Executive will commence her employment on November 15, 2019 (the “Effective Date”) and the term that Executive is employed by the Company is referred to herein as the “Employment Term.”

b)	Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company as to your employment with the Company. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you). If the Company terminates Executive's employment, and provided that Executive signs and delivers a General Release with the terms set forth in the form annexed hereto as Exhibit “A,” Executive shall be entitled to twelve (12) months’ salary at the rate at which her salary is set as of termination (the “Severance Pay”). If the Executive is entitled to receive the Severance Pay, any such payments will be paid by the Company in installments according to its normal payroll procedures. If Executive declines to sign and return the General Release, then Executive shall not be entitled to any further pay or benefits after her employment terminates.

c)	Executive shall devote her full business time, labor, skill and energy to the business and affairs of the Company and to performing her duties and responsibilities to the Company. Executive shall perform her duties and responsibilities to the Company diligently, competently, faithfully, and to the best of her ability. For the purposes hereof, Executive understands and agrees that travel, including international travel, will comprise fifty percent (50%) (or more depending on circumstances) of Executive’s duties. Executive understands and agrees that the position is based in New York City, New York and that she may also perform her duties from her Virginia area home base or such other location as may be approved by the CEO.

d)	The Company shall indemnify and hold harmless Executive to the maximum extent permissible for any liabilities based on any transactions or events occurring in the course of the Company’s business and within the scope of Executive’s duties and shall provide Directors & Officers Insurance covering Executive with respect to all such liabilities or claims.

2.	Compensation: Base Salary and Performance Bonus.

a)	As compensation for her services, commencing on the Effective Date the Company will pay Executive a salary in the gross amount of $250,000 (two hundred fifty thousand dollars) less deductions applicable to wages, per year. The Company will pay Executive’s salary by check or authorized electronic bank deposit in 24 equal semi-monthly installments, unless more frequent installments are required by applicable law, in which case installments will be paid more frequently.

b)	Commencing on the Effective Date Executive shall be eligible to receive an annual bonus of up to sixty percent (60%) , where payment of any such bonus is subject to the Company’s achievement of its business plan targets (including, without limitation, 100% of agreed-upon revenue, 100% of agreed-upon EBITDA, 100% of fully levered free cash flow targets, together with any other objective criteria as set by the Company). Additionally, and without limitation of the foregoing, performance levels of the Company that exceed the agreed-upon thresholds may, in the sole discretion of the CEO, trigger an accelerated payout of any bonus that is actually earned, to be paid as follows:

1)	Bonuses will be paid on an annual basis in the calendar year following the year in which any such bonus was earned, where any such earned bonus will be paid in periodic installments in accordance with the Company’s payrollpolicy then in effect.

2)	Executive must be employed by the Company at the end of the calendar year in which the bonus was earned.

c)	All payments made under this Agreement shall be made subject to applicable tax withholdings and other withholdings required by applicable law.

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3.	Equity Grant.

Subject to the availability of shares under the Company’s long term incentive compensation plan and further subject to the determination of the Board, Executive will be granted two hundred fifty thousand (250,000) options or shares (at the Company’s discretion) of the Company’s common stock subject to the terms and conditions prescribed by the Board (whether options or shares, collectively referred to herein as the “Option Shares”). The exercise price will be determined by a 30-day VWAP look-back, or the market price on the day of grant by the Board, if higher. The Option Shares will include such other usual and customary terms as the parties deem reasonably necessary to effectuate the terms herein, including, without limitation, a provision that automatically adjusts the number of Option Shares granted in the event the Company exercises any form of stock split. In the event the Company elects to grant Executive additional options, in order to be eligible for a grant of any such additional restricted stock option Executive must be an employee of the Company at the time of grant and will be required to execute any such additional agreements as required by the Company. The exercise price, vesting installments and exercising period of vested options is determined by the Option Compensation Plans and by approval by the Board of the Company or in case of earlier termination of this Agreement till 90 days after the termination. Subject to the terms and conditions set forth in the Option Compensation Plans, in the event of a change of control of the Company, whereby all or a controlling portion of the Company’s equity is acquired by a third party, or the Company merges with another entity, any unvested Option Shares shall immediately vest with Executive. For the avoidance of doubt, Executive understands, acknowledges and agrees that the Options, together with any other grants of equity contemplated herein, shall at all times be subject to dilution by the Company in the same manner as other holders of the same class of equity pari passu.

4.	Benefits.

a)	Vacation Time. Executive shall be entitled to five (5) weeks paid vacation time per annum; provided, however, that all vacation time shall be pre-approved by the CEO, and Executive shall not be able to take vacation time at any time that would materially interfere with the business or operations of the Company. Executive shall be permitted to carry over two weeks of unused vacation time from year to year during the Employment Term. Unused vacation time shall not be paid out to Executive.

b)	Reimbursement for Expenses. The Company shall promptly reimburse Executive for all reasonable and necessary business expenses incurred by Executive in accordance with her duties and responsibilities hereunder, including, without limitation, telephone, facsimile, travel, lodging, entertainment and other customary charges incurred by Executive on behalf of the Company in the performance of her duties hereunder, upon the presentation by Executive of appropriate evidence and documentation of the incurrence thereof in accordance with the Company’s policies from time to time in effect.

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c)	Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time (collectively, "Employee Benefit Plans"), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

d)	Other. In addition, Executive shall receive such additional compensation or other benefits as are provided to Company employees generally and similarly-situated Company executives specifically, in each case as established by the Board in its discretion. The Company retains discretion to amend, alter, or discontinue any such benefit plans.

5.	Restrictions Respecting Confidential Information, Non-Competition, etc.

a)	Acknowledgment of Executive. Executive acknowledges and agrees that by virtue of Executive’s position and involvement with the business and affairs of the Company, Executive will develop substantial expertise and knowledge with respect to all aspects of the business, affairs and operations of the Company and will have access to all significant aspects of the business and operations of the Company and to confidential and proprietary information of the Company. As such, Executive acknowledges and agrees that the Company will be damaged if Executive were to breach or threaten to breach any of the provisions of this Section 5 or if Executive were to disclose or make unauthorized use of confidential and proprietary information of the Company or otherwise engage in the activities prohibited by this Section 5. Accordingly, Executive expressly acknowledges and agrees that Executive is knowingly and voluntarily entering into this Agreement, and that the terms, provisions and conditions of this Section 5 are fair and reasonable and necessary to adequately protect the Company and its business.

b)	Confidentiality Agreement. Concurrently with the execution of this Agreement, Executive shall execute the Company’s Non-Disclosure Agreement (the “NDA”), the terms and provisions of which are attached hereto and incorporated herein by reference as binding and operative provisions of this Agreement.

c)	Non-Compete. During the Employment Term and for one (1) year after Executive ceases to be employed by the Company for any reason, Executive shall not, directly or indirectly: (i) manage, operate or control, or participate in the ownership, management, operation or control of, or otherwise become interested in (whether as an owner, stockholder, member, partner, lender, consultant, executive, officer, director, agent supplier, distributor or otherwise) any business offering products or services that are directly competitive with the products or services offered by the Company or any of its subsidiaries or affiliates during the last six (6) months of Executive’s employment with the Company (or, if employed for less than six months, at any time during Executive’s employment with the Company); or (ii) induce or influence any person that has a business relationship with the Company or any of its subsidiaries or affiliates with whom Executive had material contact during the last six (6) months of Executive’s employment with the Company (or, if employed for less than six months, at any time during Executive’s employment with the Company) to discontinue or reduce the extent of such relationship. For purposes of this Agreement, Executive shall be deemed to be directly or indirectly interested in a business if she is engaged in that business as a stockholder, director, officer, executive, agent, member, partner, individual proprietor, consultant, advisor or otherwise, but not if Executive’s interest is limited solely to the ownership of not more than 4.99% of the securities of any class of equity securities of a corporation or other entity whose shares are listed or admitted to trade on a national securities exchange or are quoted on the Over the Counter Bulletin Board or similar public trading system.

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d)	No Solicitation. During the Employment Term and for one (1) year after Executive ceases to be employed by the Company for any reason, Executive shall not, directly or indirectly, solicit to employ, or employ for herself or others, any employee of the Company, or any subsidiary or affiliate of the Company, who was an officer, director or employee of, or consultant or advisor to, the Company, or any subsidiary or affiliate of the Company, as of the date of the termination of Executive’s employment with the Company or during the preceding six (6) month period, or solicit any such person to leave such person’s position or join the employ of, or act in a similar capacity with, another, then or at a later time.

e)	No Limitation. The parties agree that nothing in this Agreement shall be construed to limit or negate the common law of torts, confidentiality, trade secrets, fiduciary duty and obligations where such laws provide the Company with any broader, further or other remedy or protection than those provided herein.

f)	Specific Performance. Because the breach or any threatened breach of any of the provisions of this Section 5 may result in immediate and irreparable injury to the Company for which the Company may not have an adequate remedy at law, Executive expressly agrees that the Company shall be entitled, in addition to all other rights and remedies available to it at law, in equity or otherwise, to a decree of specific performance of the restrictive covenants contained in this Section 5 and further to a temporary and permanent injunction enjoining such breach or threatened breach, in each case without the necessity of proving damages and without the necessity of posting bond or other security.

g)	Challenge of Agreement by Executive. In the event Executive challenges this Agreement and an injunction or other relief is issued staying the implementation of any of the restrictions imposed by Section 5 hereof, the time remaining on the restrictions shall be tolled until the challenge is resolved by final adjudication, settlement or otherwise, except that the time remaining on the restrictions shall not be tolled during any period in which Executive is unemployed.

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h)	Interpretation of Restrictions. Executive acknowledges that the type and periods of restriction imposed by this Section 5 are fair and reasonable and are reasonably required for the protection of the legitimate interests of the Company and the goodwill associated with the business of the Company; and that the time, scope, geographic area and other provisions of this Agreement have been specifically negotiated by sophisticated commercial parties and are given as an integral part of the transactions contemplated hereby. If any of the covenants in this Section 5, or any part hereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants herein, which shall be given full effect, without regard to the invalid portions. In the event that any covenant contained in this Agreement shall be determined to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

i)	Severability of Covenants. Executive acknowledges and agrees that the provisions of this Section 5 are reasonable and valid in all respects. If any tribunal having jurisdiction determines that any of the provisions of this Section 5, or any part thereof, is invalid or unenforceable because of the duration or scope of such provision, such tribunal shall modify any such unenforceable provision as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law; and/or if any particular provision herein shall be adjudicated to be prohibited, invalid or unenforceable, such that it cannot be amended to be enforceable, then such provision shall be deemed null and void, but shall not invalidate or render unenforceable any other provision contained within this Agreement, and the remainder of this Agreement shall be deemed and remain fully valid and enforceable.

6.	Binding Effect. All of the terms and conditions of this Agreement shall be binding upon and inure to the benefit of Executive and Company and any successor-in-interest to any of them.

7.	Arbitration.

a)	Any dispute involving Executive’s employment with Company, any of the terms or conditions of Executive’s employment with Company, or the interpretation or application of this Agreement, or the NDA, shall be resolved by final and binding arbitration before one arbitrator designated by the American Arbitration Association, pursuant to the then prevailing rules of the AAA for the resolution of employment disputes, in New York, New York, whose decision shall be final and binding and subject to confirmation in a court of competent jurisdiction in which the prevailing party may be awarded reimbursement of the arbitration filing fees and fees of the arbitrator. The proceedings shall be conducted in English. Any evidence shall be translated into English at the expense of the party offering the evidence and the costs of translation shall be recoverable as a cost by a prevailing party. The arbitrator shall have authority to grant injunctive relief, including a temporary restraining order or preliminary injunction, to the extent permitted by AAA rules.

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b)	The parties agree that legal process for purposes of arbitration or any legal proceedings may be served upon any party, anywhere in world, by means of: (a) U.S. First Class Mail or its equivalent; or (b) courier, such as Federal Express, or (c) electronic mail; or (d) any means provided for under AAA rules.

c)	Executive cannot participate in a representative capacity or as a member of any class of claims pertaining to any claim subject to the arbitration provision in this Agreement. There is no right or authority for any claims subject to this arbitration policy to be arbitrated on a class or collective action basis or on any basis involving claims brought in a purported representative capacity on behalf of any other person or group of people similarly situated. Such claims are prohibited. Furthermore, claims brought by or against either the Executive or the Company may not be joined or consolidated in the arbitration with claims brought by or against any other person or entity unless otherwise agreed to in writing by all parties involved.

8.	[RESERVED]

9.	Miscellaneous.

a)	This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in that state, without regard or reference to its principles of conflicts of laws. This Agreement shall be construed and interpreted without regard to any presumption against the party causing this Agreement to be drafted. Each of the parties unconditionally and irrevocably consents to the exclusive jurisdiction of the courts of the State of New York, or the United States District Court for the Southern District of New York, with respect to any non-arbitrable claim, suit, action or proceeding arising out of or relating to this agreement and with respect to any action to enforce the terms of the arbitration clause herein. Each of the parties unconditionally and irrevocably waives any right to contest the venue of said courts or to claim that said courts constitute an inconvenient forum. Each of the parties unconditionally and irrevocably waives the right to a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement.

b)	This Agreement may be executed in any number of counterparts, each of which shall be deemed to be original hereof, but all of which together shall constitute one and the same instrument and facsimile signatures delivered by fax or e-mail transmission shall be treated as originals.

c)	This Agreement is intended for the sole and exclusive benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors, and permitted assigns, and no other person or entity shall have any right to rely on this Agreement or to claim or derive any benefit here from absent the express written consent of the party to be charged with such reliance or benefit. For the avoidance of doubt, and notwithstanding anything to the contrary contained herein, with respect to any and all earned but unpaid commissions, bonuses, salary (or Severance Pay) and vested options or any other forms of equity contemplated herein or any other sums due Executive (whether through Executive’s performance or by acceleration), in the event Executive dies before the Company has delivered any such payments (or other forms of consideration, including vested options or any other forms of equity) to Executive, the Company covenants and agrees that any such payments or other forms of consideration (including vested options and equity) shall be paid and delivered to Executive’s heirs, executives, administrators, personal representatives, successors, and permitted assigns as the case may be.

Executive initials	Company initials

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d)	This Agreement may not be orally modified. This Agreement can be modified only by a written document, signed by Executive and the Chairman of the Board.

e)	The parties acknowledge that they have not relied on any representation, promise, or agreement of any kind, oral or written, made to either of them in connection with their decisions to accept this Agreement, except for those set forth in this Agreement.

f)	This Agreement contains the entire agreement of the parties hereto concerning the subject matter contained herein and supersedes and terminates any other prior written, including, without limitation, the immediate termination and cessation of that certain Consulting Agreement, effective September 15, 2019, between the Company and Executive, and (except for the releases contained therein) the immediate termination and cessation of that certain Separation Agreement and General Release, dated August, 2019, between Company and Executive, or oral, agreements between them. There are no representations, agreements, arrangements or understandings between the parties hereto concerning the subject matter of this Agreement, whether oral or written, which are not fully expressed or referenced in the Agreements, and no unexecuted drafts of this Agreement or any notes, memoranda or other writings pertaining hereto shall be used to interpret any of the provisions of this Agreement.

g)	Executive represents and warrants that Executive has read this Agreement and Executive understands that this is an important legal document Executive hereby represents and warrants that Executive has been advised of her right to seek independent legal counsel in connection with the negotiation and execution of this Agreement and that Executive has either retained and has been represented by such legal counselor has knowingly and voluntarily waived her right to such legal counsel and desires to enter into this Agreement without the benefit of independent legal representation

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have set their hands hereto on the dates set forth below:

PARETEUM CORPORATION

/s/ Robert H. Turner	October 29, 2019
(Signature)	(Date)

Chief Executive Officer
(Title)

Robert H. Turner
(Print name)

LAURA THOMAS

/s/ Laura Thomas	October 29, 2019
(Signature)	(Date)

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EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits set forth in the Employment Agreement made effective as of ___ , 201_ (the “Employment Agreement”), to which this form is attached, I, ___________________, hereby furnish Pareteum Corporation (Pareteum) (the “Company”), with the following release and waiver (this “Release”). Any capitalized term used but not defined in this Release will have the meaning ascribed to such term in the Employment Agreement.

In exchange for the consideration provided to me by Section 2 of the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its Affiliates and their respective directors, officers, employees, shareholders, partners, agents, attorneys, representatives, insurers, predecessors, successors and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release, except claims that the law does not permit me to waive by signing this Release. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all foreign, federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the California Fair Employment and Housing Act or any comparable Canadian statute.

Notwithstanding the foregoing, nothing in this Release shall constitute a release by me of any claims or damages based on any right I may have to enforce the Company’s executory obligations under the Employment Agreement, or my eligibility for indemnification under applicable law, Company governance documents or under any applicable insurance policy with respect to my liability as an employee or officer of the Company, or my rights pursuant to my stock awards (including any stock options, restricted stock or other awards granted to me by Parent) pursuant to their terms.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release is knowing and voluntary, and that the consideration given for this Release is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release is executed; (b) I should consult with an attorney prior to executing this Release; (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release (although I may choose voluntarily to execute this Release earlier); (d) I have seven (7) days following the execution of this Release to revoke my consent to this Release; and (e) this Release shall not be effective until the seven (7) day revocation period has expired.

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I acknowledge my continuing obligations under my NDA and my Employment Agreement with the Company. Pursuant to the NDA, I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company or its Affiliates and I must promptly return all property and documents (including all embodiments of proprietary information) of the Company and its Affiliates and all copies thereof in my possession or control. I understand and agree that my right to the severance pay I am receiving in exchange for my agreement to the terms of this Release is contingent upon my continued compliance with my NDA and my Employment Agreement.

This Release covers both claims that I know about or suspect, as well as those I do not know about or suspect. I expressly waive all rights afforded by any statute that limits the effect of a release with respect to unknown and unsuspected claims, including, without limitation, § 1542 of the Civil Code of the State of California, and any other similar foreign, state, provincial or local laws, which states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

This Release constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by or on behalf of the Company that is not expressly stated herein. This Release may only be modified by a writing signed by both me and a duly authorized officer of the Company.

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NON-DISCLOSURE AGREEMENT

This Non-Disclosure Agreement (the “Agreement”) is made and entered into effective October ##, 2019 by and between Pareteum Corporation, a Delaware corporation having its corporate address at:  1185 Avenue of the Americas, 37th Floor, New York, New York 10036, USA, and Laura Thomas, a resident of the State of Virginia, having a mailing address of 13011 Grey Friars Place, Oak Hill, Virginia 20171, either both of which may be hereinafter referred to as "the Party" or "the Parties."

WHEREAS

The Parties desire to discuss certain business transactions and to exchange information for the purpose of exploring a potential business relationship for the benefit of the Parties and/or to sign a business contract that shall include confidential technical or business information of each Party or entitle each Party to exchange information for the execution of this business contract. In order to facilitate these discussions and in order for the Parties to receive from each other, either orally or in writing, certain technical and business information under terms that will protect the confidential and proprietary nature of such information, the Parties have entered into this Agreement.

NOW THEREFORE, THE PARTIES AGREE AS FOLLOWS;

1.	The Definition of "Confidential Information": The term "Confidential Information" shall mean all information disclosed by one Party to the other Party, whether orally, in written, electronic or other format, and whether disclosed by a Party’s agents, principals, employees or representatives, and whether to the other Party's agent's principals, employees or representatives. “Confidential Information” shall include, without limitation, all ideas improvements, inventions, methodologies, works and other innovations of any kind, authored, conceived, developed, made or reduced to practice by the disclosing Party, whether or not eligible for copyright, patent, trademark, trade secret or other legal protection (including, without limitation, formulas, processes, databases, mechanical and electronic hardware, electronic components, computers and their parts, computer programs and their documentation, encoding techniques, marketing and new product plans, production, processes, advertising, packaging and marketing techniques, marketing plans, product plans, technical plans, business strategies, strategic alliances and partners, financial information, engineering data, methodologies and processes, forecasts, personnel information, customer and prospective customer lists, trade secrets, product design, capabilities, specifications, the identify of potential and actual customers, and suppliers and all documentation, materials and media provided by one Party to the other).

2.	Protection of "Confidential Information": In consideration of each Party's disclosure of Confidential Information to the other Party, each Party agrees with respect to the Confidential Information received from the other Party, that it:

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(a)	shall maintain such Confidential Information in the strictest confidence;

(b)	shall not disclose, transfer or otherwise make available any of such Confidential Information to any third party, unless such Confidential Information must be disclosed for the purposes contemplated herein, or under legal compulsion to disclose any such Confidential Information, in which event each Party shall, prior to such disclosure, obtain written consent from the other Party and obtain from the third person a written agreement acknowledging the binding effect of these restrictions regarding the Confidential Information; and

(c)	shall not directly, indirectly or in concert with any person, use the Confidential Information for any purpose other than evaluating the prospective business relationship with the other Party in accordance with the introduction.

Each Party shall take reasonable measures to protect the Confidential Information of the other Party. Those measures shall not be less than the measures taken to protect the receiving Party’s own confidential information. Confidential Information of the other Party may be provided to a Party’s employees only on a need-to-know basis, and prior to such provision, the Party will notify each employee to whom such disclosure is made that such Confidential Information is received in confidence and shall be kept in confidence by such employee.

3.	Excluded Information: This Agreement shall not apply to any information:

(a)	that has been or which becomes publicly known, through no wrongful act of either Party;

(b)	which is required to be disclosed in order to comply with applicable law or regulation or with any requirement imposed by judicial or administrative process or any governmental or court order.

4.	No Licenses or Warranties: Each Party’s Confidential Information and all rights thereto shall remain such Party’s sole property. Each Party recognizes that the disclosure of Confidential Information by the disclosing Party shall not be construed as granting any rights, by license or otherwise, concerning any Confidential Information, except as may be explicitly created by this Agreement. Each Party acknowledges that the other Party’s Confidential Information includes valuable trade secrets. Neither Party has any obligation to disclose Confidential Information to the other Party. NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY AS TO THE ACCURACY, COMPLETENESS, CONDITION, FITNESS and MERCHANTABILITY, OR PERFORMANCE OF ITS CONFIDENTIAL INFORMATION.

5.	Remedies: If either Party causes a disclosure of the other Party’s Confidential Information in breach of the terms of this Agreement, the disclosing Party shall immediately report in writing the disclosure to the other Party and shall save, defend, indemnify and hold the non-disclosing Party harmless from and against any and all liability and damages suffered by the non-disclosing Party arising therefrom. In addition to the foregoing and without limitation thereof, the disclosing Party shall cooperate in prosecuting any claims against third parties for unauthorized use of any Confidential Information. Each Party acknowledges that unauthorized disclosure, use or disposition, whether actual or threatened, of any Confidential Information shall cause irreparable harm, loss of business and significant injury to the disclosing Party, the scope of which would be difficult to ascertain. Each Party agrees, therefore, that the disclosing Party has the right to obtain an immediate injunction against any breach, threatened breach or attempted breach of this Agreement, in addition to any other remedies that may be available at law, including without limitation, the recovery of expenses, costs and attorney’s fees arising out of such breach, threatened breach or attempted breach.

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6.	Return of "Confidential Information": All Confidential Information shall be returned to the disclosing Parties promptly upon written request or, at the election of the disclosing Party, the Party that received the Confidential Information shall certify said information has been destroyed and is no longer useable in any format.

7.	Securities: Parties hereby acknowledge, covenant and agree that they are aware that United States securities laws may prohibit any person who has material, non-public information about a company (including a Party) from purchasing or selling, directly or indirectly, securities of a company (including the Parties), or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

8.	Prohibition of Disclosure: Neither Party hereto shall in any way or in any form distribute, disclose, publicize, issue press releases, or advertise in any manner, including, but not limited to, making representation in court pleadings, except as required by law, the discussions that gave rise to this Agreement, the discussions or negotiations covered by this Agreement, this Agreement or the Confidential Information provided pursuant to this Agreement, without first obtaining the prior written consent of the other Party.

9.	Term, Assignment and Survival: This Agreement shall be valid unless terminated by mutual written Agreement. Each Party’s obligations with respect to the Confidential Information, including but not limited to, sections 2,4,5,6 shall survive the termination of this Agreement and/or return of all Confidential Information from the latter date of either termination or return of such information. Neither this Agreement nor any rights hereunder, in whole or in part, shall be assignable or otherwise transferable by either Party.

10.	Governing Law; Jurisdiction: This Agreement shall be governed and construed in accordance with the laws of the State of New York, United States of America. In the event of any disputes arising under this Agreement, the undersigned Parties without regard to any principles of conflicts of laws and waiving any defenses of forum non conveniens hereby submit to the exclusive personal and subject matter jurisdiction of the State and Federal Courts situated in the Borough of Manhattan, New York, New York.

11.	Waiver: No failure by either Party to exercise any rights arising from default by the other Party shall impair that right or constitute a waiver of it. No waiver by either Party of any covenant to be performed by the other shall constitute a waiver of any later breach of covenant.

12.	Counterparts: This Agreement may be executed in two signed copies, each of which when taken together shall be deemed but one original.

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13.	Severability: The validity or unenforceability of any provision or provisions of this Agreement shall no affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

14.	Entire Agreement; Amendment: This Agreement contains the entire understandings between and among the Parties and supersedes any prior understanding and agreements among them respecting the subject matter hereof. No amendment to this Agreement shall be valid unless set forth in writing and signed by both Parties.

15.	Notices: All notices required or permitted hereunder shall be in writing and shall be sent by nationally recognized overnight courier service, or by registered or certified mail, to the addresses stated in the heading of this Agreement. Unless otherwise specified, notices shall be deemed given when the return receipt is received.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date and year written above.

Pareteum Corporation	Name:

By:
Name/Title:	Name: Laura Thomas

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